Exhibit 10.1

Quality Systems, Inc.

2014 Executive Compensation Program

Base Salary

Cash Component

The following table sets forth the cash salaries for the Company’s executive officers as approved by the Compensation Committee of the Company’s Board of Directors (the “Board”), effective on the dates of increase set forth below:

Name	Effective Date of Increase	Fiscal Year 2014 Salary
Steven Plochocki	August 16, 2013	$600,000
Dan Morefield	September 25, 2013	$440,000
Paul Holt	July 23, 2013	$360,000
Steve Puckett	June 1, 2013	$360,000
Monte Sandler	March 16, 2013	$340,000

Equity Component

Each executive officer shall receive, as a component of his base salary, a grant of restricted shares of the Company’s common stock (“Restricted Stock”) as set forth below, to be granted on May 29, 2013, which is the first day of the opening of the trading window under the Company’s Insider Trading Policy immediately following the approval of this 2014 Executive Compensation Program.

Name	Shares of Restricted Stock
Steven Plochocki	5,000
Dan Morefield	4,000
Paul Holt	3,000
Steve Puckett	3,000
Monte Sandler	3,000

The Restricted Stock will be issued according to the standard form of the Company’s Restricted Stock Agreement and pursuant to the Company’s Second Amended and Restated 2005 Stock Option and Incentive Plan, and will bear a restriction requiring that the Restricted Stock vest in two equal installments over two consecutive years with the vesting dates being the anniversary dates of the initial grant.

Target Cash Bonuses

Cash bonuses include performance targets based on increases in: consolidated organic revenue, consolidated organic EPS, divisional organic revenue, and divisional organic income for fiscal year 2014. The following table sets forth the target cash bonuses payable to each of the Company’s executive officers based on his attainment during fiscal year 2014 of the targets described below:

Name	Target Cash Bonus Amount
Steven Plochocki	$300,000
Dan Morefield	$220,000
Paul Holt	$180,000
Steve Puckett	$180,000
Monte Sandler	$170,000

For each of Steve Plochocki, Dan Morefield, Paul Holt and Steve Puckett, (i) 50% of the bonus will be based on the percentage increase, if any, of the Company’s consolidated revenues reported for the 2014 fiscal year over the Company’s consolidated revenues reported for the previous fiscal year (“Consolidated Revenue Growth”) and (ii) 50% of the bonus will be based on the percentage increase, if any, of the Company’s fully diluted earnings per share reported for the 2014 fiscal year over the Company’s fully diluted earnings per share reported for the previous fiscal year (“Consolidated EPS Growth”). For Monte Sandler, (i) 37.5% of the bonus will be based on Consolidated Revenue Growth; (ii) 37.5% of the bonus will be based on Consolidated EPS Growth; (iii) 12.5% of the bonus will be based on the percentage increase, if any, of the RCM Services Division’s revenues for the 2014 fiscal year over the RCM Services Division’s revenues for the previous fiscal year (“Divisional Revenue Growth”); and (iv) 12.5% of the bonus will be based on the percentage increase, if any, of the RCM Services Division’s operating income for the 2014 fiscal year over the RCM Services Division’s operating income for the previous fiscal year (“Divisional Operating Income Growth”). The percentage of the potential cash bonus for each level of Consolidated Revenue Growth, Consolidated EPS Growth, Divisional Revenue Growth and Divisional Operating Income Growth are set forth below:

Consolidated Revenue Growth Consolidated EPS Growth Divisional Revenue Growth Divisional Operating Income Growth	% of Target Cash Bonus Earned
<7%	0%
7%	70%
8%	80%
9%	90%
10%	100%
11%	110%
12%	120%
13%	130%
14%	140%
>15%	150%

In order to receive the percentage award shown in the right hand column, the full amount of the minimum target amount in the left hand column must be achieved. Accordingly, there will be no partial credit, proration or extrapolation between levels. Notwithstanding anything contained herein to the contrary, all revenues and expenses associated with acquisitions closed during fiscal year 2014 will be eliminated from revenues and expenses used to calculate bonus amounts.

Target Equity Awards

In addition to the cash bonus described above, each of the Company’s executive officers will be eligible to receive a potential equity award for fiscal year 2014. Each of the Company’s executive officers will be entitled to receive a non-qualified stock option (“Option”) grant to purchase a number of shares of the Company’s common stock equal to the product of (i) the total target shares listed for such executive in the table below, multiplied by (ii) the same percentage used for calculating such executive’s cash bonus award.

The Option awards will be determined by multiplying the same percentages used for calculating the cash bonuses by the target Options below:

Name	Target Options
Steven Plochocki	50,000
Dan Morefield	40,000
Paul Holt	30,000
Monte Sandler	30,000
Steve Puckett	30,000

The maximum total number of options granted to the Executive Officers pursuant to this plan is 315,000 options (150% x 210,000 options).

2014 Executive Compensation Program Terms and Requirements

1.	Must be in good standing as a full time employee of the Company (or a wholly owned subsidiary thereof) at least 2 weeks beyond the public release of the Company’s fiscal year 2014 financial results.

2.	No compensated outside work without the Board’s prior written approval.

3.	Execution of a confidential information and non-compete agreement.

4.	Determination of amounts and payment of all bonuses is discretionary and shall only be as approved by the Compensation Committee based on, among other things, audited financial statements and subject to the Company’s standing compensatory policies (i.e., the Company’s Clawback Policy), as such policies may be amended by the Company or applicable law.

5.	Consolidated Revenue Growth, Consolidated EPS Growth, Divisional Revenue Growth and Divisional Operating Income Growth targets will not include any revenues or expenses associated with acquisitions closed during fiscal year 2014.

6.	The exercise price of any Options granted under the equity awards component of the program will be the closing price of the Company’s common stock on the date of grant. The Options will vest in five equal annual installments commencing one year after the date of grant and will have an eight year term.

It is understood that the quantity of Options and Restricted Stock listed above will adjust pro-rata with any stock splits that may occur after the 2014 Executive Compensation Program is approved.